UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2015
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

United Kingdom Project Debt Refinancing

On November 6, 2015, TerraForm Power, Inc. (the “Company”) entered into definitive agreements to refinance 178.6 million British Pounds (“GBP”) (equivalent of $270.8 million) of existing project-level indebtedness (the “Existing U.K. Indebtedness”) by entering into a new GBP 313.5 million (equivalent of $475.2 million) facility (the “New U.K. Facility”). The New U.K. Facility matures in 2022 and has a weighted average cost of 4% (on a swapped basis). The New U.K. Facility is comprised of Tranche A for GBP 87.0 million (equivalent of $131.9 million), which is fully amortizing over the seven year term, and Tranche B for GBP 226.5 million (equivalent of $343.3 million), which is payable at maturity. The New U.K. Facility bears interest at a rate per annum equal to LIBOR plus an applicable margin of 2.10% for Tranche A and 2.35% for Tranche B. The Company expects to receive approximately GBP 106 million (equivalent of $160 million) of net proceeds from the New U.K. Facility (net of the amount required to repay the Existing U.K. Indebtedness, deposits into required project level reserves, and other fees and costs paid at the closing of the New U.K. Facility). The New U.K. Facility is secured by all of the Company’s solar generation facilities located in the U.K., except for the Norrington facility, and is non-recourse to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

November 9, 2015	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel & Secretary